Exhibit 3.4
RESTATED CERTIFICATE OF INCORPORATION
OF
ION GEOPHYSICAL CORPORATION
UNDER SECTION 245
OF THE
DELAWARE GENERAL CORPORATION LAW
     ION Geophysical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended, does hereby certify as follows:
ARTICLE ONE
     The present name of the corporation (hereinafter called the “Corporation”) is ION Geophysical Corporation.
ARTICLE TWO
     The Corporation was originally incorporated under the name W.K. 41, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was December 5, 1979. Article One of the Certificate of Incorporation was amended to change the name of the corporation to ION Geophysical Corporation effective September 21, 2007, as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on September 21, 2007.
ARTICLE THREE
     This Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware, as amended.
ARTICLE FOUR
     This Restated Certificate of Incorporation so adopted only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
ARTICLE FIVE
     The text of the Restated Certificate of Incorporation of the Corporation reads in full as set forth on Exhibit A attached hereto, which is hereby incorporated herein by this reference.

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ARTICLE SIX
     The effective date of the filing of this Restated Certificate of Incorporation is upon its filing.
[Signature on next page]

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     IN WITNESS WHEREOF, ION Geophysical Corporation has caused this Certificate to be signed by the President and Chief Executive Officer, this 24th day of September, 2007.

ION GEOPHYSICAL CORPORATION
By:	/s/ Robert P. Peebler
Robert P. Peebler
President and Chief Executive Officer

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EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
Of
ION GEOPHYSICAL CORPORATION
     The present name of the corporation (hereinafter called the “Corporation”) is ION Geophysical Corporation. The Corporation was originally incorporated under the name W.K. 41, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was December 5, 1979. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware, as amended.
     FIRST: The name of the Corporation is ION Geophysical Corporation.
     SECOND: The Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH:
     SECTION 1. Capitalization. The Corporation is authorized to issue two hundred five million (205,000,000) shares of capital stock. Two hundred million (200,000,000) of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and five million (5,000,000) of the authorized shares shall be preferred stock, one cent ($0.01) par value each (“Preferred Stock”).
     Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation.
     SECTION 2. Preferred Stock.
     A. The Preferred Stock may, from time to time, be divided into and issued in one or more series with each series to be so designated as to distinguish the shares from the shares of all

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other series and classes. The shares of each series may have such powers, designations, preferences, relative rights, qualifications, limitations or restrictions as are stated herein and in one or more resolutions providing for the issue of such series adopted by the Board of Directors as provided below.
     B. To the extent that this Restated Certificate of Incorporation does not fix and determine the variations in the relative rights and preferences of the Preferred Stock both in relation to the Common Stock and as between series of Preferred Stock, the Board of Directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in this Restated Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established, and, with respect to each such series, to fix by one or more resolutions providing for the issue of such series, the following:
     (i) The maximum number of shares to constitute such series and the distinctive designation thereof;
     (ii) The annual dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate as herein provided, and whether dividends shall be cumulative;
     (iii) The price at and the terms and conditions on which the shares of such series may be redeemed, including, without limitation, the time during which shares of the series may be redeemed, the premium, if any, over and above the par value thereof and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;
     (iv) The liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (v) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;
     (vi) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the Corporation upon

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voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (vii) The voting rights, if any, on the shares of such series; and
     (viii) Any or all other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article FOURTH.
     C. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall be cumulative; and all series shall rank equally and be identical in all respects, except as provided in Paragraph A of this Section 2 and except as permitted by the foregoing provisions of Paragraph B.
     D. Except to the extent restricted or otherwise provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, no dividends (other than dividends payable in Common Stock) on any class or classes of capital stock of the Corporation ranking, with respect to dividends, junior to the Preferred Stock, or any series thereof, shall be declared, paid or set apart for payment, until and unless the holders of shares of Preferred Stock of each senior series shall have been paid, or there shall have been set apart for payment, cash dividends, when and as declared by the Board of Directors out of funds of the Corporation legally available therefor, at the annual rate, and no more, fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.
     E. To the extent provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of capital stock of the Corporation ranking junior, as to liquidation rights, to the Preferred Stock, or any series thereof, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of the respective series. For the purpose of this Paragraph E and Paragraph B(iv) of this Section 2, neither the consolidation nor merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up.
     F. The Corporation, at the option of the Board of Directors, may redeem, unless otherwise provided in the resolution establishing a series of Preferred Stock, at such time as is fixed (and if not so fixed, at any time) in the resolution or resolutions adopted by the Board of Directors providing for the issue of a series, the whole or, from time to time, any part of the Preferred Stock of any series then outstanding, at the par value thereof, plus in every case an amount equal to all accumulated dividends, if any (whether or not earned or declared), with respect to each share so redeemed and, in addition thereto, the amount of the premium, if any, payable upon such redemption fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. The Board of Directors shall have full power and authority, subject to the limitations and provisions contained herein and in the Delaware

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General Corporation Law, to prescribe the terms and conditions upon which the Preferred Stock shall be redeemed from time to time.
     G. Shares of Preferred Stock that have been redeemed, purchased or otherwise acquired by the Corporation or that, if convertible or exchangeable, have been converted into or exchanged for shares of capital stock of any other class or classes or any series of any other class or classes or of any other series of the same class, shall be cancelled and such shares may not under any circumstances thereafter be reissued as Preferred Stock, and the Corporation shall from time to time and at least once each year cause all such acquired shares of Preferred Stock to be cancelled in the manner provided by law.
     H. Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Preferred Stock.
     As of February 16, 2005 the Board of Directors of the Corporation has designated thirty thousand (30,000) shares of the Corporation’s Preferred Stock as Series D-1 Cumulative Convertible Preferred Stock, pursuant to section 151 of the General Corporation Law of the State of Delaware, as amended, with the rights, preferences, privileges and restrictions of such shares of Series D-1 Cumulative Convertible Preferred Stock as set forth in Exhibit 1 hereto.
     SECTION 3. Common Stock.
     A. Shares of Common Stock may be issued by the Corporation from time to time for such consideration as may lawfully be fixed by the Board of Directors.
     B. Subject to the prior rights and preferences of the Preferred Stock set forth in this Article FOURTH, or in any resolution or resolutions providing for the issuance of a series of Preferred Stock, and to the extent permitted by the laws of the State of Delaware, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board of Directors.
     C. After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.
     FIFTH: The Corporation is to have perpetual existence.
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.
     SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
     EIGHTH: The bylaws of the Corporation may be made, repealed, altered, amended or rescinded by (i) the Board of Directors or (ii) the stockholders of the Corporation, provided, however, the vote of the holders of not less than 75% of the total voting power of all shares of

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stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article EIGHTH as one class, shall be required if the action is taken by the stockholders.
     NINTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders and stockholders may not act by written consent.
     TENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings. Special meetings of stockholders of the Corporation may not be called by any other person or persons.
     ELEVENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     TWELFTH: The Board of Directors shall be divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class III, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class III and the other a member of Class II. After division of the Board of Directors into classes, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected: provided, however, that the initial directors appointed to Class I shall serve for a term ending on the date of the first annual meeting next following May 31, 1991, the initial directors appointed to Class II shall serve for a term ending on the date of the second annual meeting next following May 31, 1991, and the initial directors appointed to Class III shall serve for a term ending on the date of the third annual meeting next following May 31, 1991.
     The number of directors shall be fixed from time to time in accordance with the bylaws of the Corporation or an amendment thereto duly adopted by the Board of Directors or by the stockholders (but with respect to the stockholders only, in accordance with Article EIGHTH herein). In the event of any increase or decrease in the authorized number of directors, (a) each

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director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of directors in the respective classes into conformity with the formula in this Article, as applied to the newly authorized number of directors.
     Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. No director may be removed during his term except for cause.
     THIRTEENTH: The affirmative vote of the holders of not less than 75% of the outstanding shares of “Voting Stock” (as hereinafter defined) of the Corporation, including the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Voting Stock not owned, directly or indirectly, by any “Related Person” (as hereinafter defined), shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Related Person; provided, however, that the 66 2/3% voting requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding shares of Voting Stock; and provided further that the 75% voting requirement shall not be applicable if:
     (1) The Board of Directors of the Corporation by a vote of not less than 75% of the directors then holding office (a) have expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person, or (b) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;
     (2) The Business Combination is solely between the Corporation and another corporation, 100% of the Voting Stock of which is owned directly or indirectly by the Corporation; or
     (3) All of the following conditions have been met: (a) the Business Combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its shares of the Corporation’s Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its shares of the Corporation’s Common Stock for a form of consideration other than cash, in the same form of consideration as the Related Person who acquired such majority; (c) after such Related Person has become a Related Person and prior to the consummation of such Business Combination: (i) except as approved by a majority of the “Continuing Directors” (as hereinafter defined), there shall have been no failure to declare and pay at

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the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock of the Corporation, (ii) there shall have been no reduction in the annual rate of dividends paid per share on the Corporation’s Common Stock (adjusted as appropriate for recapitalizations and for stock splits, reverse stock splits and stock dividends) except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the “Beneficial Owner” (as hereinafter defined) of any additional shares of Voting Stock of the Corporation except as part of the transaction which resulted in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement, responsive to the requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations), shall be mailed to all stockholders of record at least 30 days prior to the consummation of the Business Combination for the purpose of soliciting stockholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Combination from the point of view of the remaining stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion).
For the purposes of this Article:
     (i) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary to a Related Person (other than a distribution by the Corporation or a subsidiary to the Related Person of assets in connection with a pro rata distribution by the Corporation to all stockholders), (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Corporation or a subsidiary of the Corporation to a Related Person, (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person, (g) any recapitalization that would have the effect of increasing the voting power of a Related Person, (h) any series or combination of transactions having the same effect, directly or indirectly, as any of the foregoing, and (i)

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any agreement, contract or arrangement providing for any of the transactions described in this definition of Business Combination.
     (ii) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then serving as members of the Board of Directors of the Corporation.
     (iii) The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined on July 1, 1990 in Rule 12b-2 under the Exchange Act), is the “Beneficial Owner” (as defined on July 1, 1990 in Rule 13d-3 under the Exchange Act) in the aggregate of 10% or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.
     (iv) The term “Substantial Part” shall mean more than 10% of the book value of the total assets of the Corporation in question as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.
     (v) Without limitation, any shares of Common Stock of the Corporation that any person has the right to acquire with or without restriction pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person.
     (vi) For the purposes of subparagraph (3) of this Article, the term “other consideration to be received” shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.
     (vii) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
     FOURTEENTH: The provisions set forth in this Article FOURTEENTH and in Articles EIGHTH (dealing with the repeal, alteration, amendment or recission of bylaws by stockholders), NINTH (dealing with the prohibition against stockholder action without meetings and pursuant to written consents), ELEVENTH (dealing with the limitation of liability of directors), TWELFTH (dealing with the classification and number of directors), and THIRTEENTH (dealing with the 75% vote of stockholders required for certain Business Combinations) herein may not be repealed or amended in any respect, and no Article imposing cumulative voting in the election of directors may be added, unless such action is approved by affirmative vote of not less than 75% of the total voting power of all shares of stock of the

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Corporation entitled to vote in the election of directors, considered for purposes of this Article FOURTEENTH as one class. Amendment to the provisions set forth in Article THIRTEENTH shall also require the affirmative vote of 66 2/3% of such total voting power excluding the vote of shares owned by a “Related Person” (as defined in Article THIRTEENTH). The voting requirements contained in Article EIGHTH, Article THIRTEENTH and this Article FOURTEENTH herein shall be in addition to the voting requirements imposed by law, other provisions of this Restated Certificate of Incorporation or any Certificate of Designations in favor of certain classes or series of classes of shares of the Corporation.
     FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles EIGHTH, NINTH, ELEVENTH, TWELFTH, THIRTEENTH and FOURTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article FOURTEENTH herein.

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EXHIBIT 1
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF
SERIES D-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK
     Pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series D-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, which shall consist of Thirty Thousand (30,000) of the Five Million (5,000,000) shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:
     1. Number. The number of shares constituting the Series D-1 Cumulative Convertible Preferred Stock shall be Thirty Thousand (30,000).
     2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.
     “20-Day Average Price” means, with respect to any certain date, the average of the Daily Market Prices of the Common Stock for the twenty (20) Business Days ending on and including such reference date.
     “Acquiring Person” has the meaning set forth in the Main Agreement.
     “Acquisition Price” means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day on which the Common Stock may be traded on the NYSE, or if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.
     “Certificate of Rights and Preferences” means this Certificate of Rights and Preferences of the Series D-1 Preferred Stock.
     “Change of Control” shall have the meaning set forth in the Main Agreement.
     “Common Stock” means the Company’s common stock, par value $0.01 per share (together with the associated preferred stock purchase rights under the Rights Agreement, dated as of January 17, 1997, by and between the Company and Harris Trust and Savings Bank, as Rights Agent), and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Change of Control to which the Company is a party (or, at the election of the Holder, the capital stock of any Acquiring Person from and after the consummation of a Change of Control).
     “Common Stock Equivalents” means (without duplication with any other Common Stock or common stock, as the case may be, or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, or common stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
     “Company” means ION Geophysical Corporation, a Delaware corporation (or any Acquiring Person from and after the consummation of a Change of Control).
     “Conversion Closing Date” is defined in Section 6(A)(i) .
     “Conversion Notice” is defined in Section 6(A)(i) .
     “Conversion Price” means seven dollars and eighty-six and nine-tenths cents ($7.869), subject to adjustment for (i) stock splits, recombinations, stock dividends and the like, (ii) pursuant to Section 7 , in the case of any Restatement, and (iii) as a result of delivery of a Price Adjustment Notice (as defined in the Main Agreement) as set forth in the Main Agreement; provided , that , on or after the consummation of any Change of Control, the Conversion Price shall equal the product of (x) the Conversion Price in effect immediately before such Change of Control multiplied by (y) the quotient of (A) the Prevailing Market Price of the Acquiring Person as of the date of such consummation divided by (B) the Acquisition Price.
     “Conversion Stock Amount” is defined in Section 6(A)(ii) .
     “Daily Market Price” means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring

Person under Section 6(F) , the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price on the NYSE or, if no sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board as of the last calendar day of the most recent month ending before the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by a Majority of the Series D-1 Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.
     “Dividend Payment Date” is defined in Section 3(A) .
     “Dividend Period” is defined in Section 3(A) .
     “Dividend Rate” means a rate equal to the Stated Value multiplied by the greater of (i) five percent (5%) per annum and (ii) the sum of the 3-month London Interbank Offer Rate (LIBOR) on February 14, 2005, and from and after April 1, 2005, on the last day of the immediately preceding calendar quarter (or if such day is not a Business Day, then the first Business Day prior to such date), plus two and one-half percent (2 1/2%) per annum subject to Sections 3(E) and 3(F) ; provided , however , that, if the Company Meeting (as defined in the Main Agreement) has not been held, or if the Proposed Share Increase (as defined in the Main Agreement) has not been approved, on or before May 5, 2005, then “Dividend Rate” means a rate equal to the Stated Value multiplied by the sum of the 3-month LIBOR on May 4, 2005 and from and after July 1, 2005, on the last day of the immediately preceding calendar quarter (or if such day is not a Business Day, then the first Business Day prior to such date) plus five percent (5%) per annum, subject to Sections 3(E) and 3(F) , until the Proposed Share Increase has been approved.
     “Effective Election Notice” means an Election Notice following the 45 th Business Day after its delivery to a Holder, which shall, after expiration of such forty-five (45) Business Day period, supersede any prior Effective Election Notice.
     “Election Notice” means the delivery by the Company to a Holder of a notice, substantially in the form attached as Annex H to the Main Agreement, signifying its election to deliver cash or shares of Common Stock in the event of a dividend or redemption, as the case may be.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fletcher” means Fletcher International, Ltd. a company organized under the laws of Bermuda, together with its successors.
     “Holder” shall mean a holder of Series D-1 Preferred Stock.

     “Issue Date” means with respect to any shares of Series D-1 Preferred Stock the original date of issuance of such shares of Series D-1 Preferred Stock.
     “Junior Securities” means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series D Preferred Shares (as defined in the Main Agreement), including but not limited to Common Stock and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the date of the Main Agreement, but excluding any Parity Securities and Senior Securities issued (i) to Fletcher or its authorized assignees under the Main Agreement, (ii) with the approval of the Holders of a Majority of the Series D-1 Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii) in accordance with the terms thereof.
     “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.
     “Liquidation Preference” is defined in Section 4.
     “Main Agreement” means the Agreement dated as of February 15, 2005, between the Company and Fletcher pursuant to which thirty thousand (30,000) shares of Series D-1 Preferred Stock are to be issued by the Company, including all schedules and exhibits thereto.
     “Majority of the Series D-1 Preferred Stock” means more than fifty percent (50%) of the then outstanding shares of Series D-1 Preferred Stock.
     “NYSE” shall have the meaning set forth in the Main Agreement.
     “Other Securities” means any stock (other than Common Stock) and other securities of the Company or any other Person which the Holders of the Series D-1 Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion or redemption of the Series D-1 Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.
     “Parity Securities” means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series D-1 Preferred Stock and shall include, without limitation, all Series D Preferred Shares issued pursuant to the Main Agreement.
     “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
     “Preferred Stock” means the Company’s preferred stock authorized pursuant to the provisions of the Certificate of Incorporation.

     “Prevailing Market Price” means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock (or, for purposes of determining the Prevailing Market Price of the common stock of an Acquiring Person under Section 6(F), the common stock of such Acquiring Person) for the forty (40) Business Days ending on and including the third (3 rd ) Business Day before such reference date, but not greater than the average of the Daily Market Prices of the Common Stock for the first three (3) or the last three (3) Business Days of such forty (40) Business Day period.
     “Qualified Public Company” means a corporation meeting all of the following criteria: (i) the common stock of the corporation is registered under Section 12 of the Securities Exchange Act of 1934, as amended, (ii) the aggregate market value of the primary publicly traded class of common equity held by non-affiliates of such corporation as reported by Bloomberg L.P. on the reference date exceeds three hundred twenty-eight million, three hundred sixty thousand, five hundred dollars ($328,360,500), (iii) the average weekly reported volume of trading in such common stock on all national securities exchanges and/or reported through the NYSE as reported by Bloomberg L.P. during the four (4) calendar weeks preceding the reference date exceeds three million, nine hundred twenty-seven thousand, three hundred forty-nine dollars ($3,927,349).
     “Redemption Cash Amount” is defined in Section 6(B)(ii) .
     “Redemption Closing Date” is defined in Section 6(B)(i) .
     “Redemption Notice” is defined in Section 6(B)(i) .
     “Redemption Stock Amount” is defined in Section 6(B)(iii) .
     “Registered Common Stock” means Common Stock the resale of which has been registered under the Securities Act and is freely tradable upon delivery.
     “Restatement Adjustment Notice” is defined in Section 7 .
     “Restatement” means that the Company restates or announces its intention to restate any portion of its financial statements as included (i) in a Form 10-K or Form 10-Q filed with the SEC, (ii) in a Form 8-K or in any other filing made with the SEC, (iii) in a press release or (iv) by any other method, except (A) as is required as a result of a change occurring after the date of the Main Agreement in (x) applicable law or (y) generally accepted accounting principles promulgated by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC, which change is implemented by the Company in the manner and at the time prescribed by such law or such generally accepted accounting principle, (B) for pro forma financial statements filed with the SEC in connection with an acquisition, which restatement relates primarily to the financial statements of the acquired company for the period prior to the effective date of the such acquisition and (C) for restatements relating to reclassifying operations as discontinued operations.
     “Restatement Date” means, at the option of and pursuant to the determination of a Majority of the Series D-1 Preferred Stock, any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of its financial statements or the date on which is filed a Form 10-K, Form 10-Q or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Senior Securities” means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series D-1 Preferred Stock.
     “Series D Preferred Shares” has the meaning ascribed to such term in the Main Agreement.
     “Series D-1 Preferred Stock” means the Series D-1 Cumulative Convertible Preferred Stock of the Company or successor as contemplated by Section 6(F) .
     “Stated Value” is an amount equal to one thousand dollars ($1,000) per share of Series D-1 Preferred Stock plus (x) any accrued and unpaid dividends (as of the date of determination, which for purposes of Sections 6(A) and 6(B) shall be the Conversion Closing Date and Redemption Closing Date, respectively), whether or not declared and whether or not earnings are available in respect of such dividends and (y) any dividends declared on the Common Stock in an amount equal to the product of (A) the per-share dividend on Common Stock multiplied by (B) the number of shares of Common Stock issuable upon redemption or conversion (whichever is greater) of a share of Series D-1 Preferred Stock on the date such dividend is declared on the Common Stock. In the event the Company shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any securities shall be valued as follows: (i) if traded on a national securities exchange or through the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
     “Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.
     The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.
     3. Dividends and Distributions.

     (A) Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate to be paid in accordance with the terms of this Section 3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board (or a duly appointed committee of directors), on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a “Dividend Payment Date”), commencing on March 31, 2005. The period from the Issue Date to March 31, 2005, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a “Dividend Period .” The dividend for any Dividend Period for any share of Series D-1 Preferred Stock that is not outstanding on every calendar day of the Dividend Period shall be prorated based on the number of calendar days such share was outstanding during the period. Each such dividend shall be paid to the Holders of record of the Series D-1 Preferred Stock as their names appear on the share register of the Company on the Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date (including, without limitation, for purposes of computing the Stated Value of any shares of Series D-1 Preferred Stock in connection with the conversion or redemption thereof or any Liquidation of the Company), to Holders of record on a date designated by the Board, not exceeding thirty (30) calendar days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of calendar days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a three hundred sixty (360) day year.
     (B) Dividends payable on the Series D-1 Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company’s right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as (i) there shall not exist an Issuance Blockage (as defined in the Main Agreement) and the issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement) and (ii) the Company is a Qualified Public Company on the Dividend Payment Date. Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless an Effective Election Notice provides that such payments shall be made in cash. Notwithstanding the foregoing, with respect to the first Dividend Payment Date on the Series D-1 Preferred Stock, the Company may notify the Holders in writing of its irrevocable intention to pay cash on or before March 25, 2005. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the Prevailing Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period used for calculating such Prevailing Market Price. The number of shares of Registered Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series D-1 Preferred Stock owned by a Holder.
     (C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.
     (D) So long as any shares of the Series D-1 Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company or any of its wholly-owned Subsidiaries and dividends paid on the Series D Preferred Shares and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the Holders of the Series D-1 Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series D-1 Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.
     (E) Whenever, at any time or times, dividends payable on any Series D Preferred Shares (as defined in the Main Agreement) shall be in arrears in an aggregate amount greater than two (2) quarterly dividends, the Dividend Rate shall mean a rate equal to the greater of (i) fifteen percent (15%) per annum times the Stated Value and (ii) the Dividend Rate otherwise then in effect until such date that all accrued and unpaid dividends shall have been declared and paid in full.
     (F) Whenever, at any time or times, the Company shall fail to redeem any Series D Preferred Shares (as defined in the Main Agreement) for cash by the date it is obligated to do so under Section 6(B) hereof or under Section 6(B) of any Subsequent Certificates of Rights and Preferences (as defined in the Main Agreement) and such failure to pay cash is ongoing, then the Dividend Rate shall mean a rate equal to the greater of (i) fifteen percent (15%) per annum times the Stated Value and (ii) the Dividend Rate otherwise then in effect until such date as the circumstances described in this subsection (F) no longer exist.

     (G) Subject to the immediately following sentence, the Company shall be entitled to deduct and withhold from any dividend on the Series D-1 Preferred Stock such amounts as the Company is required to deduct and withhold with respect to such dividend under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law. In the event the Company elects, pursuant to Section 3(B), to pay a dividend on the Series D-1 Preferred Stock by issuing Registered Common Stock to a Holder, (i) the Company shall deliver the number of shares of Registered Common Stock that would be delivered to a Holder pursuant to Section 3(B) in the absence of any requirement under applicable law to deduct and withhold any amount with respect to such dividend and (ii) on the Business Day following the Dividend Payment Date, Holder shall transfer to the Company by wire transfer of immediately available funds an amount equal to what the Company is required under applicable law to deduct and withhold with respect to such dividend. For purposes of determining the withholding amount, the dividend value shall equal the applicable number of dividend shares multiplied by the Daily Market Price on the Dividend Payment Date.
     4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series D-1 Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series D-1 Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to the Holders with respect to such Liquidation and (b) the amount the Holders would have received if the Holders had converted all outstanding shares of Series D-1 Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof or redeemed all outstanding shares of Series D-1 Preferred Stock into Common Stock under Section 6(B) hereof (whichever is greater), in each case as of the Business Day immediately preceding the date of such Liquidation (such greater amount being referred to herein as the “Liquidation Preference”), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series D-1 Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series D-1 Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are pari passu with the Series D-1 Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series D-1 Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to the Holders of record of the Series D-1 Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.
     5. Voting Rights. The Holders shall have the following voting rights with respect to the Series D-1 Preferred Stock:

     (A) Each share of Series D-1 Preferred Stock shall entitle the holder thereof to the voting rights specified in Section 5(B) and no other voting rights except as required by law.
     (B) The consent of the Holders of at least a Majority of the Series D-1 Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:
     (i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Certificate of Incorporation, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:
     A. change any of the rights, preferences or privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:
     1. Reduce the Dividend Rate on the Series D-1 Preferred Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series D-1 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;
     2. Reduce the amount payable to the holders of the Series D-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series D-1 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;
     3. Make the Series D-1 Preferred Stock redeemable at the option of the Company.
     B. authorize, create or issue any shares of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities).
     (ii) permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such Subsidiaries or all or substantially all of the assets of any Subsidiary other than sales of assets on an arm’s-length, fair market value basis; or
     (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Company.

     6. Conversion and Redemption.
     (A) Procedure for Conversion.
     (i) General. Shares of Series D-1 Preferred Stock are convertible at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:
     A. The conversion of shares of Series D-1 Preferred Stock may be effected by delivering a duly executed written Preferred Stock Conversion Notice, in form and substance as attached to the Main Agreement as Annex D (the “Conversion Notice”), by facsimile, mail or overnight courier delivery, to the Company’s address set forth in Section 19 of the Main Agreement specifying the number of shares of Series D-1 Preferred Stock to be converted.
     B. The closing of such conversion shall take place (a) on the later of (1) on the second Business Day following and excluding the date the Conversion Notice is delivered and (2) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (b) any other date upon which the exercising Holder and the Company mutually agree (the “Conversion Closing Date”).
     (ii) Conversion for stock. Such shares of stock shall be converted into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Conversion Price (the “Conversion Stock Amount”). On the Conversion Closing Date, the Holder shall surrender the certificate representing the shares of Series D-1 Preferred Stock to be converted to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and the Company shall deliver to such Holder at the address specified in the Conversion Notice the Conversion Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder’s express written consent, unregistered Common Stock). It shall be a condition of either the Company or the converting Holder’s obligation to close the conversion of the Series D-1 Preferred Stock that any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission. It shall also be a condition of the converting Holder’s obligation to close the conversion of the Series D-1 Preferred Stock that each of the following is satisfied, unless expressly waived by such Holder in writing:

     A. (1) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of the Conversion Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such conversion shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).
     B. On the Conversion Closing Date, the Company shall have delivered to the Holder (x) a Preferred Stock Conversion Delivery Notice, in form and substance as attached to the Main Agreement as Annex E and (y) the legal opinions described in Section 13(b) of the Main Agreement.
     C. As of the Conversion Closing Date, the Company shall have notified the Holder of all Restatements.
     D. The issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement).
     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest practicable date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time.
     (iii) Holder of record. Each conversion of Series D-1 Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in Section 6(A)(ii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

     (iv) Partial conversion. If any conversion is for only part of the shares represented by the certificate surrendered, the Company shall send a new Series D-1 Preferred Stock certificate of like tenor via reputable overnight courier to such address specified by the Holder, calling in the aggregate on the face or faces thereof for the number of shares of Series D-1 Preferred Stock which have not been converted.
     (v) Conversion prior to approval of Proposed Share Increase. Notwithstanding Section 6(A)(ii) above, if the Proposed Share Increase has not been approved on or before August 5, 2005, the Company must satisfy any conversion of shares of Series D-1 Preferred Stock in cash, rather than stock, by delivering on the Conversion Closing Date an amount in cash equal to the product of (A) the quotient of (x) the aggregate Stated Value of such shares, divided by (y) the Conversion Price, multiplied by (B) the Daily Market Price as of the third (3 rd ) Business Day prior to and excluding the date of the Conversion Notice.
     (B) Procedure for Redemption.
     (i) General. Shares of Series D-1 Preferred Stock are redeemable at the option of the Holder thereof from time to time, in whole or in part at any time (w) on or after the second anniversary of the date of the Main Agreement, (x) if the Company fails to pay dividends on any Dividend Payment Date, on or after such date, (y) on and after the date a public announcement is made of the Company’s or any other Person’s intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control or (z) subject to Section 6(a)(i) of the Main Agreement, if the 20-Day Average Price is less than the Minimum Price (as defined in the Main Agreement) on any date after and excluding August 12, 2005, as follows:
     A. A Holder of Series D-1 Preferred Stock may require the Company to redeem any or all shares of Series D-1 Preferred Stock held by such Holder by delivering an optional redemption notice to the Company substantially in the form attached as Annex F to the Main Agreement (a “Redemption Notice”).
     B. The closing of such redemption shall take place (a) on the later of (1) on the second Business Day following and excluding the date the Redemption Notice is delivered and (2) such later date as the conditions set forth in Section 6(B)(iii) have been waived or satisfied or (b) any other date upon which the exercising Holder and the Company mutually agree (the “Redemption Closing Date”).
     (ii) Redemption for cash. If an Effective Election Notice provides that the Company shall redeem such shares for cash, then such shares shall be redeemed for cash in an amount equal to the product of (x) (1) the aggregate Stated Value of such shares divided by (2) the Prevailing Market Price as of the date the Redemption Notice is delivered multiplied by (y) the Daily Market Price of

Common Stock on the third Business Day preceding the date the Redemption Notice is delivered (the “Redemption Cash Amount”). If there is no Effective Election Notice that provides that the Company shall redeem such shares for cash, then the redemption shall be for Common Stock, pursuant to Section 6(B)(iii). At such closing, the Holder shall surrender the certificate representing the shares of Series D-1 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and the Company shall deliver to the Holder via wire transfer of immediately available U.S. funds cash equal to the aggregate Redemption Cash Amount of such shares. If the Company fails to tender cash as provided in this Section 6(B)(ii) on or before the Redemption Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) elect to (1) withdraw the Redemption Notice by written notice to the Company and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time or (2) receive shares of Registered Common Stock as set forth in Section 6(B)(iii) , in which case the Redemption Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of such election.
     (iii) Redemption for stock. If the redemption is not made for cash pursuant to Section 6(B)(ii) hereof, then such shares of stock shall be redeemed into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Prevailing Market Price as of the date the Redemption Notice is delivered (the “Redemption Stock Amount”). On the Redemption Closing Date, the Holder shall surrender the certificate representing the shares of Series D-1 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and the Company shall deliver to such Holder at the address specified in the Redemption Notice the Redemption Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder’s express written consent, unregistered Common Stock). It shall be a condition of either the Company or the redeeming Holder’s obligation to close the redemption of the Series D-1 Preferred Stock that any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission. It shall also be a condition of the redeeming Holder’s obligation to close the redemption of the Series D-1 Preferred Stock that each of the following is satisfied, unless expressly waived by such Holder in writing:
     A. (1) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of the Redemption Closing Date,

except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange (unless, with respect to clause (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).
     B. On the Redemption Closing Date, the Company shall have delivered to the Holder (x) a Preferred Stock Redemption Delivery Notice, in form and substance as attached to the Main Agreement as Annex G and (y) the legal opinion described in Section 13(b) of the Main Agreement.
     C. As of the Redemption Closing Date, the Company shall have notified the Holder of all Restatements.
     D. The issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement).
     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest practicable date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Redemption Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Redemption Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time. If the Company is unable to deliver a sufficient number of shares of Registered Common Stock to satisfy its obligations on such Redemption Closing Date, it shall instead deliver cash in an amount and in the manner provided in Section 6(B)(ii) .
     (iv) Holder of record. Each redemption of Series D-1 Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Redemption Notice is delivered (except, that, for the purposes of calculation of the Stated Value, dividends shall accrue until and including the Redemption Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such redemption as provided in Section 6(B)(iii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such redemption shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(B)(iii) above.

     (v) Partial redemption. If any redemption is for only part of the shares represented by the certificate surrendered, the Company shall send a new Series D-1 Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series D-1 Preferred Stock which have not been redeemed via reputable overnight courier to such address specified by the Holder.
     (vi) Redemption prior to approval of Proposed Share Increase. Notwithstanding Section 6(B)(ii) or (iii) above, if the Proposed Share Increase has not been approved on or before August 5, 2005, the Company must satisfy any redemption of shares of Series D-1 Preferred Stock in cash, rather than stock, by delivering on the Redemption Closing Date an amount in cash equal to the product of (A) the quotient of (x) the aggregate Stated Value of such shares divided by (y) the Prevailing Market Price as of the date the Redemption Notice is delivered, multiplied by (B) the Daily Market Price as of the third (3 rd ) Business Day prior to and excluding the date of the Redemption Notice.
     (C) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Main Agreement.
     (D) The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion or redemption of the Series D-1 Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series D-1 Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or redemption of shares of the Series D-1 Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D-1 Preferred Stock so converted or redeemed were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.
     (E) No fractional shares or scrip representing fractional shares shall be issued upon the conversion or redemption of the Series D-1 Preferred Stock. If any such conversion or redemption would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or redemption shall be paid to the Holder in cash by the Company. If more than one share of Series D-1 Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series D-1 Preferred Stock so surrendered.

     (F) Change of Control. If the Company on or after the Main Agreement Date is party to any Change of Control (as defined in the Main Agreement), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted and unredeemed share of Series D-1 Preferred Stock, upon conversion or redemption thereof at any time after the consummation of such Change of Control, shall be entitled to, and appropriate adjustments will be made to ensure that the Holder will, receive equivalent rights as those provided in this Certificate of Rights and Preferences, including, without limitation, the voting, dividend, conversion, redemption and liquidation rights contained herein with respect to the Acquiring Person. The Company shall, prior to the consummation of any Change of Control, provide that each Person (other than the Company) that may be required to deliver any stock, securities, cash or property upon conversion of Series D-1 Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series D-1 Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series D-1 Preferred Stock such shares of stock, securities, cash or property as, in accordance with the provisions of this Certificate of Rights and Preferences, such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to Holders of a Majority of the Series D-1 Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect with respect to such Acquiring Person in accordance with the terms hereof.
     7. Restatements. The Company shall deliver written notice to each Holder within three (3) Business Days after each Restatement occurs, including the documents in which the Restatement was publicly disclosed. If any Restatement is required due to a material change in the financial statements of the Company on any Closing Date (as defined in the Main Agreement) or during the period ending and including the sixtieth (60 th ) Business Day after and excluding any Closing Date, then the Holder shall have the right to deliver a notice of its election to adjust the Conversion Price (a “Restatement Adjustment Notice”) to the Company. A Restatement Adjustment Notice may be delivered on any day on or after the day on which any Restatement occurs and before the sixtieth (60th ) Business Day after and excluding the later of (i) the date the Company notifies the Holder of such Restatement and (ii) the filing by the Company of its restated or corrected financial statements with the SEC. Delivery of a Restatement Adjustment Notice shall cause the Conversion Price to adjust to equal one hundred twenty-two percent (122%) of the Daily Market Price calculated as of the third (3rd) Business Day preceding such delivery.
     8. Status of Converted and Redeemed Shares; Limitations on Series D-1 Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series D-1 Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5 ), provided, however, no share of Series D-1 Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series D-1 Preferred Stock. The Company will not issue any further shares of Series D-1 Preferred Stock.
     9. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.
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